Exhibit 10.21
MYRIANT CORPORATION
2011 OMNIBUS INCENTIVE PLAN
FORM OF RESTRICTED STOCK UNIT AWARD
NOTIFICATION AND AGREEMENT
True-Up Restricted Stock Unit Award

Participant:

Grant Date:

Number of Award Shares:

Vesting:	Shall vest in equal one-third (1/3) installments on the first three (3) anniversaries of the Grant Date as follows, subject to the Participant’s continued employment or service with the Company (each, a “Vesting Date”).
     1. Grant of Restricted Stock Units. This restricted stock unit award (“Award”) is granted pursuant to the Myriant Technologies, Inc. 2011 Omnibus Incentive Plan (the “Plan”), by Myriant Corporation (the “Company”) to the Participant as an employee of the Company. The Company hereby grants to the Participant as of the Grant Date (set forth above) the Award consisting of a right to receive the number of shares set forth above (“Award Shares”) of the Company’s common stock, $0.0001 par value (“Common Stock”), upon each applicable Vesting Date, pursuant to the Plan, as it may be amended from time to time, and subject to the terms, conditions, and restrictions set forth herein. Notwithstanding the foregoing or anything contained herein to the contrary, if the Company’s initial public offering does not become effective on or before May 27, 2012, this Award shall terminate as of such date. Capitalized terms in this award notification and award agreement (the “Award Agreement”) shall have the meaning specified in the Plan, unless a different meaning is specified herein.
     2. Terms and Conditions. The terms, conditions, and restrictions applicable to this Award are specified in the Plan and this Award Agreement, including Exhibit A — Section 280G Rules. The Participant understands that this Award and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from this Award is contingent and depends on the future market price of the Common Stock, among other factors. The Participant further confirms the Participant’s understanding that this Award is intended to promote employee retention and stock ownership and to align the employees’ interests with those of shareholders, is subject to vesting conditions and will be cancelled if the vesting conditions are not satisfied. Thus, the Participant understands that (a) any monetary value assigned to this Award in any communication regarding this Award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of this Award or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; (c) vesting may be subject to confirmation and final determination by the Committee that the vesting conditions have been satisfied; and (d) Award Shares shall be subject to the Market Stand-Off restrictions described in Section 11.9 of the Plan. The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by this Award unless and until this Award is vested and settled in shares of the Company’s common stock (the “Shares”).
     3. Vesting. This Award shall vest in full on the Vesting Dates set forth above provided the Participant remains continuously employed by the Company or an Affiliate (as defined in the Plan). Notwithstanding the foregoing and subject to the Section 1 above, in the event that:
          (a) the Participant dies or suffers a Disability (as defined in the Plan) while employed by either the Company or an Affiliate, this Award shall vest in full;
          (b) the Company, terminates the Participant’s employment without Cause or the Participant resigns for Good Reason under the terms of the Employment Agreement between the Company and the Participant dated July 22, 2011, as may be amended from time to time, this Award shall vest in full; and
          (c) the Company incurs a Deemed Liquidation Event (as defined in the Plan) while the Participant is employed by the Company or an Affiliate, this Award shall vest in full.
The Participant shall be credited with an amount in cash (without interest) equal to the dividends the Participant would have received if the Participant had been the owner of a number of shares of Common Stock equal to the number of Award Shares; provided, however, that no amount shall be credited with respect to Shares that have been delivered to the Participant as of the applicable record date. Dividend equivalents shall be subject to the same terms and conditions as the Award Shares, and shall vest (or, if applicable, be forfeited) at the same time as the Award Shares. Notwithstanding the foregoing, vesting of the Award (and any dividend equivalents) shall be prohibited to the extent it would violate applicable law.
     4. Forfeiture; Break in Service. The unvested portion of this Award, as determined under Section 3 above, shall expire and be permanently forfeited upon employment termination with the Company and its Affiliates. The unvested portion of this Award will continue to vest while the Participant is on an approved leave of absence; provided, however, that once an approved leave of absence that is not required by law exceeds three months, vesting is suspended until the Participant returns to employment and remains actively employed for 30 days, after which time vesting will be restored retroactively.
     5. Settlement of Award. Subject to Section 7 below, the Company shall deliver or cause to be delivered to or on the behalf of the Participant the number of vested Shares determined under Section 3 above as soon as administratively practicable after it first becomes vested, but in no event later than sixty (60) days after vesting (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). The dividend equivalents described in Section 3 above shall be paid in cash at the same time as the delivery of the Shares under this Section 5 which correspond to such dividend equivalents. Vested Shares to be delivered due to death shall be paid to the Participant’s Beneficiary designated according to the terms of the Plan.
     6. Compliance with Non-Compete Agreement; Compensation Recovery. The Award Shares shall be subject to forfeiture as a result of the Participant’s material breach of the Employee Noncompetition, Nonsolicitation, Inventions and Confidentiality Agreement, as may be amended from time to time (the “Non-Compete Agreement”) and shall be subject to being recovered under any compensation recovery policy that may be adopted from time to time by the Company or any of its Affiliates. For avoidance of doubt, compensation recovery rights to Award Shares shall extend to the proceeds realized by the Participant due to the sale or other transfer of the Award Shares. Confirmation of, and compliance with, the Non-Compete Agreement is a material inducement for the Company’s grant of this Award.
     7. Taxes; Limitation on Excess Parachute Payments. The settlement of this Award is conditioned on the Participant making arrangements reasonably satisfactory to the Company for the withholding of all applicable federal, state, local, or foreign taxes as may be required under applicable law. The Participant shall bear all expense of, and be solely responsible for, all federal, state, local, or foreign taxes due with respect to any payment received under this Award Agreement. Notwithstanding any other provision in this Agreement to the contrary, any payment or benefit received or to be received by the Participant in connection with a Deemed Liquidation Event or the termination of employment whether payable under the terms of this Award Agreement or any other plan, arrangement or agreement with the Company or an Affiliate (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made. Whether and how the limitation under this Section 7 is applicable shall be determined under the Section 280G Rules set forth in Exhibit A, which shall be enforceable as if set forth in this Award Agreement. The Committee, in its sole discretion, may satisfy the Participant’s withholding tax obligations by reducing the amount of Award Shares to which the Participant is entitled under the Award.
     8. Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.
     9. Administration. In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for the Company or an Affiliate to transfer certain Participant data to another Affiliate, or to its outside service providers or governmental agencies. By accepting the Award, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of the Participant’s personal data to such entities for such purposes.
     10. Entire Agreement/Amendment/Survival/Assignment. The terms, conditions and restrictions set forth in the Plan and this Award Agreement constitute the entire understanding between the parties hereto regarding this Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof. This Award Agreement may be amended by a subsequent writing (including e-mail or other electronic form) agreed to between the Company and the Participant. Section headings herein are for convenience only and have no effect on the interpretation of this Award Agreement. The provisions of this Award Agreement that are intended to survive the Participant’s termination of employment shall survive such date. The Company may assign this Award Agreement and its rights and obligations hereunder to any current or future Affiliate.
     11. No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Company or an Affiliate for a definite period of time. The employment relationship is “at will,” which affords the Participant or the Company or any Affiliate the right to terminate the relationship at any time for any reason or no reason not otherwise prohibited by applicable law. The Company or any Affiliate retains the right to decrease the Participant’s compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant’s employment with the Company or any Affiliate subject to the terms of any employment agreement.
     12. Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of this Award or the Participant’s right hereunder to receive any Award Shares, except as otherwise provided in the Committee’s sole discretion consistent with the Plan and applicable securities laws.
     13. Conflict. This Award Agreement is subject to the terms and provisions of the Plan, including but not limited to the adjustment provisions under Section 2.2 of the Plan. In the event of a conflict between the Plan and this Award Agreement, the Plan document shall control. In no event shall any prospectus control over the terms of the Plan and this Award Agreement.
     14. Section 409A. This Award shall be construed consistent with the intention that it be exempt from Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan or this Award Agreement, if at any time the Committee determines that this Award (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Award Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for this Award to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

     15. Governing Law. This Award Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Massachusetts.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Award Agreement as of the day and year first above written.

MYRIANT CORPORATION

By:

Its:

Please indicate your acceptance of the terms and conditions of this Award Agreement by signing in the space provided below and returning a signed copy of this Award Agreement to the Company. IF A FULLY EXECUTED COPY OF THIS AWARD AGREEMENT HAS NOT BEEN RECEIVED BY THE COMPANY BY ________________, THE AWARD UNDER THIS AWARD AGREEMENT SHALL BE CANCELLED.
BY SIGNING BELOW, YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE RECEIVED A COPY OF THE PLAN AND ARE FAMILIAR WITH THE TERMS AND PROVISIONS THEREOF, INCLUDING THE TERMS AND PROVISIONS OF THIS AWARD AGREEMENT. YOU HAVE REVIEWED THE PLAN AND THIS AWARD AGREEMENT IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS AWARD AGREEMENT AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AWARD AGREEMENT. FINALLY, YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD AGREEMENT.
The undersigned hereby accepts, and agrees to, all terms and provisions of this Award Agreement, and the Plan as they pertain hereto.

PARTICIPANT

By:

Name:

Exhibit A—Section 280G Rules
To Restricted Stock Unit Award Notification and Agreement
When you receive benefits in connection with a Deemed Liquidation Event
The following rules shall apply for purposes of determining whether and how the limitations provided under Section 7 are applicable to the Participant.
     1. The “net after-tax benefit” shall mean (i) the Payments (as defined in Section 7) which the Participant receives or is then entitled to receive from the Company or any Affiliate that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.
     2. All determinations under Section 7 of this Award Agreement and this Exhibit A will be made by an accounting firm or law firm that is selected for this purpose by the Company’s Chief Executive Officer prior to a Deemed Liquidation Event (the “280G Firm”). All fees and expenses of the 280G Firm shall be borne by the Company. The Company will direct the 280G Firm to submit any determination it makes under Section 7 of this Award Agreement and this Exhibit A and detailed supporting calculations to both the Participant and the Company as soon as reasonably practicable.
     3. If the 280G Firm determines that one or more reductions are required under Section 7 of this Award Agreement, the 280G Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash benefits) to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Participant. The 280G Firm shall make reductions required under Section 7 of this Award Agreement in a manner that maximizes the net after-tax amount payable to the Participant.
     4. As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G

Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.
     5. The Participant will provide the 280G Firm access to, and copies of, any books, records, and documents in the Participant’s possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 7 of this Award Agreement and this Exhibit A.